                                                                    Exhibit 3.2


                                                                         7/11/97


                           AMENDED AND RESTATED BYLAWS

                                       OF

                       AMERISERVE FOOD DISTRIBUTION, INC.


                                    ARTICLE I

                             SHAREHOLDERS' MEETINGS

     1. The annual meeting of the shareholders shall be held on the last Monday of February in each year at a place selected by the Board of Directors. At the annual meeting the shareholders shall elect a Board of Directors, who need not be elected by ballot, to serve for a term of one year, or until their successors are elected and qualified.

     2. Special meetings of the shareholders may be held at anytime upon call of the Chairman of the Board of Directors or the President or a Vice President. Not less than ten (10) nor more than fifty (50) days' written or telegraphic notice stating the place, day and hour of any special meeting of the shareholders, specifying the purpose or purposes of the special meeting, shall be mailed or telegraphed to each shareholder of record at his last known address as shown by the books of the Corporation. Any shareholder may waive such notice either before or after the time when such meeting is held.

     3. The presence, either in person or by proxy, of the holders of the majority of the capital stock issued and outstanding, shall constitute a quorum at all meetings of the shareholders. The vote of a majority of shares present at any meeting at which there is a quorum shall be required to constitute an action by shareholders.

                                   ARTICLE II

                                    DIRECTORS

     1. The Board of Directors shall consist of not less than three (3) members nor more than seven (7) members, the exact number to be determined from time to time by the Board of Directors; provided, that in cases when all of the shares of the Corporation are owned of record by either one or two shareholders, the number of Directors may be less than three (3) but not less than the number of shareholders. The Directors need not be shareholders and shall have the power to fill vacancies on the Board.

     2. The annual meeting of the Board of Directors shall be held at the same place as the annual meeting of the shareholders, immediately following the annual meeting of the shareholders, at which meeting the officers of the Corporation to serve the ensuing year, or until their successors are elected ad qualify, shall be elected, and such other business as may be presented to the meeting may be transacted. No notice of the annual meeting need be given.

     3. Special meetings of the Board of Directors may be called for any purpose by the Chairman of the Board, or the President, or a Vice President, or the Secretary or an Assistant Secretary. At least two (2) days' notice of the time and place of a special meeting shall be mailed or telegraphed to a Director at his last known post office address, or delivered to a Director personally; but any Director may waive such notice in writing or by telegram either before or after the time when such meeting is held.

     4. The Board of Directors may remove any officer at any time, with or without cause and elect his successor.

     5. Meetings of the Board of Directors may be held at any place within or without the State of Nebraska.

                                   ARTICLE III

                                    OFFICERS

     1. The officers of the Corporation shall consist of a CEO, a President, a Vice President, a Secretary, a Treasurer, and may include an Assistant Secretary and an Assistant Treasurer, and such other officers as may be designated from time to time by the Board of Directors. Any two (2) or more offices may be held by the same person.

     2. The CEO shall be an executive officer of the Corporation and shall have such duties as may be prescribed by the Board of Directors from time to time.

     3. The President shall preside at all meetings of the Board of Directors at which he may be present and he shall have and exercise such powers and duties as may be enjoined upon him in these Bylaws.

     4. The President shall be the principal executive officer of the Corporation and shall have general direction and management of its business and internal affairs. He shall preside at all meetings of shareholders.

     5. A Vice President shall have and exercise the usual powers and duties of a vice president, subject to any enlargement or restriction of said powers or duties by the Board of Directors.

     6. The Secretary and Treasurer shall respectively have and exercise the usual power and authority and perform the usual duties of a secretary or a treasurer, subject to any enlargement or restriction of said duties by the Board of Directors.

     7. An Assistant Secretary or an Assistant Treasurer shall respectively perform the duties of the Secretary or the Treasurer when necessary or convenient.

                                   ARTICLE IV

                                   FISCAL YEAR

     The fiscal year of the Corporation shall be fixed by resolution or motion of the Board of Directors and in absence of such formality shall be shown on the tax records of the Corporation.

                                    ARTICLE V

                                  MISCELLANEOUS

     1. Whenever any notice is required in these Bylaws to be given, such notice shall be deemed to be sufficient and duly and properly given when mailed, or, if telegraphed, when delivered to the telegraph company. Such notice shall be deemed to have been given on the date of such mailing or delivery to the telegraph company.

     2. The Board of Directors shall have the power and authority by motion or resolution to conduct the affairs of the Corporation as to any matter not covered by these Bylaws.

     3. The presence of a shareholder or a Director at any meeting provided for in these Bylaws constitutes a waiver by him of notice of the time, place and purpose of such meeting.

     4. Vacancies in any of the offices by death, resignation, removal, or otherwise, may be filled by the Directors.

     5. Any notice required to be given under these Bylaws may be waived in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein.

                                   ARTICLE VI

                                   AMENDMENTS

     These Bylaws may be amended from time to time by the Board of Directors.

                                   ARTICLE VII

                               INVESTORS AGREEMENT

     These Bylaws are subject to an Amended and Restated Investors Agreement, dated as of July 11, 1997, among DLJ Merchant Banking Partners, L.P., DLJ International Partners,

C.V., DLJ Offshore Partners, C.V., DLJ Merchant Banking Funding, Inc., DLJ Capital Corporation, Sprout Growth II, L.P., Sprout CEO Fund, L.P., DLJ Merchant Banking Partners II, L.P., DLJ Merchant Banking Partners II-A, L.P., DLJ Offshore Partners II, C.V., DLJ Diversified Partners, L.P., DLJ Diversified Partners-A, L.P., DLJMB Funding II, Inc., DLJ First ESC LLC, DLJ EAB Partners, L.P., DLJ Millenium Partners, L.P., UK Investment Plan 1997 Partners, Nebco Evans Holding Company, Nebco Evans Distributors, Inc., Orkla ASA, Holberg Industries, Inc. and Holberg Incorporated and the provisions of Article 2 of such Amended and Restated Investors Agreement are, subject to the terms, provisions and limitations of such Amended and Restated Investors Agreement, and as the same may be amended from time to time in accordance therewith, hereby incorporated by reference herein and made a part hereof.